UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2024

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10765	23-2077891
(State or other jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, Pennsylvania 19406

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock	UHS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed on Forms 8-K on April 1, 2024 and September 30, 2024, and Forms 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024, the Pavilion Behavioral Health System (the “Pavilion”), an indirect subsidiary of Universal Health Services, Inc., (the “Company”) is a defendant in a lawsuit filed in Champaign County, Illinois, relating to the sexual assault of one minor patient by another minor patient in 2020. The case went to trial in March of 2024, and on March 28, 2024, a jury returned a verdict for ordinary negligence and awarded compensatory damages of $60 million and punitive damages of $475 million, and a related judgment was entered against the Pavilion. The Pavilion filed post-trial motions, among other items, contesting the excessiveness of the damage awards.

In an order dated October 10, 2024, the trial court ordered a remittitur of punitive damages from $475 million to $120 million. The court denied the Pavilion’s request for reduction of compensatory damages. Pursuant to Illinois law and procedure, plaintiff has 21 days from the date of the order to either accept the remittitur of the punitive damages or refuse the remittitur, which would result in further legal proceedings. The Pavilion intends to appeal the remaining judgment after plaintiff makes an election regarding the circuit court’s remittitur. Although we can make no assurances regarding the ultimate outcome of this matter, or what damages will ultimately be awarded, its final resolution could have a material adverse effect on the Company.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Health Services, Inc.

By:	/s/ Steve Filton
Name: Steve Filton
Title: Executive Vice President and Chief Financial Officer

Date: October 11, 2024